Revett Minerals Commences Work at Rock Creek.

Spokane Valley, Washington (June 2, 2008) – Revett Minerals Inc. (RVM-TSX) (“Revett” or “the Company”) is pleased to report that it has commenced preliminary work at its Rock Creek exploration and evaluation stage property located in northwest Montana. The work underway includes grading and site preparation activities for the office and related support facilities, all of which will be located on Revett property. In addition, the Company has acquired all required mitigation lands as stipulated in its grizzly bear mitigation plan, and it has funded a second phase of the grizzly bear mitigation program by providing the Montana Department of Fish, Wildlife and Parks with a payment of $118,000. This payment to the State will be used to extend the current Wildlife Conflict Specialist position for an additional year and allow the hiring of a wildlife law enforcement official. Revett has also completed all engineering design work on the required water treatment plant and is advancing with procurement of equipment.

The Company will be in a position to commence work on the evaluation adit, located on Federal ground, as soon as it has provided the Montana Department of Environmental Quality and United States Forest Service with the necessary reclamation financial assurance which is expected to be completed in June. The Company has commenced this work not withstanding certain on-going legal challenges. With respect to these legal challenges, briefings will be filed before the court by June 4, 2008. The Company anticipates it will be successful in defending the ongoing lawsuits challenging the permits which have been issued after many years of exhaustive studies. It was important to begin the site preparation work and establish the site facilities to keep the evaluation program on the planned timetable so that the driving of the adit may commence this fall.

Mr. William Orchow, President and CEO, stated “We are delighted to begin work at Rock Creek after the extended period of time required to obtain and then defend our permits. With the final legal issues now being addressed and our belief that our permits are validly issued and will not be overturned, we deemed it prudent to illustrate to the many supporters of Rock Creek that this very beneficial project will become a reality in the not too distant future.

For more information, please contact:
Scott Brunsdon, CFO or Doug Ward, VP Corporate Development at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the Company’s ability to continue work at Rock creek and defend the permits issued allowing this work to proceed. Such factors include, among others, risks relating to environmental laws and regulations, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of silver and copper, as well as those factors discussed in the section entitled “Risk Factors” in the Form 10-K on file with the Ontario Securities Commission and Securities and Exchange Commission. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901